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                                                                    EXHIBIT 99.1


[Logo of Antares Pharma, Inc.]


Contact Information
Dr. Roger Harrison         CEO and President                     (610) 458-6200
Lawrence M. Christian      CFO and Vice President - Finance      (610) 458-6200
Jay M. Green               Managing Director, Duncan Capital     (212) 581-5150


Antares Pharma Expects Stock to Trade on the Over-the Counter Bulletin Board (OTCBB)

        Company Common Shares to be Delisted From Nasdaq SmallCap Market
            Effective with Open of Business on Tuesday, July 1, 2003

Exton, Pennsylvania - June 30, 2003 - Antares Pharma, Inc. today announced that a Nasdaq Listing Qualifications Panel determined to delist the Company's securities from The Nasdaq SmallCap Market effective with the open of business on Tuesday, July 1, 2003. Previously, the Company requested an exception to certain of Nasdaq's continued listing requirements. As part of its decision, the Panel notified the Company that its shares of common stock will be immediately eligible for quotation on the OTC Bulletin Board effective with the open of business on Tuesday, July 1, 2003, provided that a market maker enters a quote for such securities on the first day of eligibility. If this condition is satisfied, the OTC symbol assigned to the Company will be ANTR, the symbol under which it currently trades.

     The Panel's decision follows a review on May 29, 2003, with regard to the Company's compliance with Nasdaq's minimum bid price and shareholders' equity requirements. The Panel acknowledged that the Company had regained compliance with the bid price requirement, but had failed to regain compliance with the shareholders' equity requirement.

About Antares Pharma

     Antares Pharma develops pharmaceutical delivery systems, including needle-free and mini-needle injector systems and transdermal gel technologies. These delivery systems are designed to improve both the efficiency of drug therapies and the patient's quality of life. The Company currently distributes its needle-free injector systems in more than 20 countries. In addition, Antares Pharma conducts research and development with transdermal gel products and currently has several products in clinical evaluation with partners in the US and Europe. The Company is also conducting ongoing research to create new products that combine various elements of the Company's technology portfolio. Antares Pharma has corporate headquarters in Exton, Pennsylvania, with manufacturing and research facilities in Minneapolis, Minnesota, and research facilities in Basel, Switzerland.

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     Statements included in this press release that are not historical in nature are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. The Company cautions readers that forward-looking statements are subject to certain risks and uncertainties, which could cause actual results to differ materially and which are identified from time to time in the Company's reports filed with the U.S. Securities and Exchange Commission. Antares Pharma claims the protection of the Safe Harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995.

 For more information, visit Antares Pharma's web site at www.antarespharma.com.

  Information included on the Company's website is not incorporated herein by reference or otherwise.